Exhibit 99.1

Contact:	Jim Gray	Stuart Johnson
	Senior Executive Vice President & CIO	Senior Executive Vice President & CFO
	(662) 680-1217	(662) 680-1472
	jimg@renasant.com	stuartj@renasant.com

RENASANT CORPORATION PRICES PUBLIC OFFERING OF COMMON STOCK

TUPELO, MISSISSIPPI (May 8, 2007)—Renasant Corporation (NASDAQ: RNST) (the “Company”) today announced that it has agreed to sell 2,400,000 shares of its common stock at an offering price of $22.50 per share through a firm commitment underwritten offering. Keefe, Bruyette & Woods, Inc. acted as the lead underwriter and book-running manager for the offering. Stephens Inc. and FTN Midwest Securities Corp acted as co-managers for the offering. The Company has granted the underwriters an option exercisable within 30 days to purchase up to an additional 360,000 shares to cover over-allotments. The offering is scheduled to close on May 11, 2007, subject to customary closing conditions contained in the underwriting agreement entered into between the parties.

A registration statement relating to these securities has been filed with, and declared effective by, the Securities and Exchange Commission. This announcement shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful, prior to registration or qualification under the securities laws of such jurisdiction.

Copies of the prospectus relating to this offering may be obtained from Keefe, Bruyette & Woods, Inc., 787 Seventh Avenue, 4th Floor, New York, NY 10019, Attention: Syndicate Department; telephone (212) 887-8938.

ABOUT RENASANT CORPORATION:

Renasant Corporation is the parent of Renasant Bank and Renasant Insurance. Renasant has assets of approximately $2.8 billion and operates 63 banking, mortgage and insurance offices in 38 cities in Mississippi, Tennessee and Alabama.

FORWARD LOOKING INFORMATION:

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements relating to the expected closing date of the offering. When used in this press release, statements identified by words such as “scheduled,” “expects,” “projects,” “anticipates,” “believes,” “intends,” “estimates,” “strategy,” “plan,” “potential,” “possible” and other similar expressions.

Prospective investors are cautioned that any such forward-looking statements are not guarantees that the Company will complete the sale announced in this press release or of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. Important risks or factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include prevailing conditions in the public capital markets, significant fluctuations in interest rates, inflation, economic recession, significant changes in the federal and state legal and regulatory environment, significant underperformance in our portfolio of outstanding loans, competition in our markets and those risks and factors detailed in the Company’s registration statement relating to the offering of the shares that it has filed with the Securities and Exchange Commission. We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

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